EIGHTH AMENDMENT TO
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
DIAMOND HILL FUNDS,
ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,
AND
STATE STREET BANK AND TRUST COMPANY

This Eighth Amendment (this “Amendment”) dated March 9, 2018 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of the first day of March, 2014 (as amended and in effect immediately prior to the date of this Amendment) between the Diamond Hill Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Funds and State Street each desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.    Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.    Amendments.
Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule A attached to this Amendment.

3.    Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

Information Classification: Limited Access

4.    Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.    Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Eighth Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of its series as listed on Schedule B to the Agreement, severally and not jointly By: /s/ Gary Young Name: Gary Young Title: President	STATE STREET BANK AND TRUST COMPANY By: /s/ Francesco D'Agnese Name: Francesco D'Agnese Title: Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated as of the first day of March, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any State Street Affiliates (collectively, “State Street”).

Fee Split

For the Funds on Schedule B listed immediately below the Fee Split will be 85% to each of those Funds and 15% to State Street.

•	Diamond Hill Financial Long-Short Fund

•	Diamond Hill Long-Short Fund

•	Diamond Hill Research Opportunities Fund

For the remaining Funds listed on Schedule B the Fee Split will be 80% to each of those Funds and 20% to State Street.

Cash Collateral Investment

The Funds instruct State Street to invest cash Collateral in the State Street Navigator Securities Lending Portfolio I.

The investment manager of the collective investment vehicle or separately managed account specified above may, to the extent consistent with the relevant investment guidelines and/or other offering documents, invest cash Collateral (including any dividends, interest payments and other money received in respect of cash Collateral as invested) in funds or investments with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash Collateral cannot be promptly invested pursuant to the direction of the Funds as set forth above, whether due to the timing of delivery of the cash Collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash Collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street Affiliate (which account may or may not bear interest).

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated as of the first day of March, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B to the Agreement, SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End

Diamond Hill Small Cap Fund	31-1744015	31-Dec
Diamond Hill Small-Mid Cap Fund	05-0629738	31-Dec
Diamond Hill Mid Cap Fund	46-3858300	31-Dec
Diamond Hill Large Cap Fund	31-1778061	31-Dec
Diamond Hill All Cap Select Fund	05-0629736	31-Dec
Diamond Hill Long-Short Fund	31-6644613	31-Dec
Diamond Hill Financial Long-Short Fund	31-6547095	31-Dec
Diamond Hill Corporate Credit Fund	42-1550571	31-Dec
Diamond Hill Research Opportunities Fund	45-3529930	31-Dec
Diamond Hill High Yield Fund	47-5451062	31-Dec
Diamond Hill Short Duration Total Return Fund	81-2797272	31-Dec
Diamond Hill Core Bond Fund	81-2797403	31-Dec
Diamond Hill Global Fund	82-2352074	31-Dec

Information Classification: Limited Access
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